Exhibit 99.1

Medical Imaging Corp.

Acquires 3 Imaging Centers and Raises $2 million

Las Vegas, NV – November 3, 2014 – Medical Imaging Corp. (OTCQB: MEDD) is pleased to announce that the Company has closed its acquisitions of Partners Imaging of Venice, Partners Imaging of Port Charlotte, and Partners Imaging of Naples all located in Florida.  Pursuant to the terms of the acquisition agreement, the Company purchased the membership interest in the three LLC’s for an aggregate purchase price of $1,800,000.

Under the previous operators the centers had revenues of approximately $2,800,000 in 2013.

Financing for the transaction was provided by Grenville Strategic Royalty Corp. by way of a $2 million royalty purchase in MEDD.

“Today is an exciting day for our shareholders”, said Mitchell Geisler, CEO. “Our company is well on its way towards executing the second phase of its business plan by this addition of three more imaging centers. We are very pleased to have Grenville Strategic Royalty as our partner and appreciate the help that they have provided in securing this acquisition.”

To find out more about Medical Imaging Corp. (OTCQB: MEDD), visit our website at www.medimagingcorp.com or contact the Company directly at (877) 331-3444.

About MEDD

Headquartered in Las Vegas, Medical Imaging Corp. (“MEDD”) is engaged in providing comprehensive medical imaging services to clients in the United States and Canada through its four Diagnostic Imaging Centers, and its’ Teleradiology Services. For more information, please visit www.medimagingcorp.com.

This news release includes forward-looking statements that reflect Medical Imaging Corp.'s current expectations about its future results, performance, prospects and opportunities. Medical Imaging Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Medical Imaging Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2014 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.